                                                                    Exhibit 99.1

news release                                                      (TENNECO LOGO)

Contacts:   Roni Moore           Leslie Hunziker         Jim Spangler
            Media Relations      Investor Relations      Media Relations
            847 482-5271         847 482-5042            847 224-4813
            rmoore@tenneco.com   lhunziker@tenneco.com   jspangler@tenneco.com

              TENNECO ANNOUNCES POTENTIAL PURCHASE OF DELPHI ASSETS

Lake Forest, Illinois, March 10, 2008 - Tenneco Inc. (NYSE: TEN) today announced that it has entered into a purchase agreement with Delphi Automotive Systems LLC to acquire certain ride control assets and inventory at Delphi's Kettering, Ohio facility. This purchase agreement has been filed with the bankruptcy court as part of Delphi's bankruptcy court proceedings.

The closing of this purchase is subject to certain closing conditions, including bankruptcy court approval.

As part of the purchase agreement, Tenneco would pay approximately $10 million for existing ride control components inventory and approximately $9 million for certain machinery and equipment. Tenneco would also lease a portion of the Kettering facility from Delphi.

In connection with the purchase agreement, Tenneco has entered into an agreement with the International Union of Electrical Workers, which represents the Delphi workforce at the Kettering plant. The agreement was ratified by the IUE's rank and file in August 2007.

Tenneco has also entered into a long-term supply agreement with General Motors Corporation to continue to supply passenger car shock and strut business to General Motors from the Kettering facility.

Tenneco is a $6.2 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 21,000 employees worldwide. Tenneco is one of the world's largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe(R), Walker(R), Gillet(TM) and Clevite(R)Elastomer brand names.

                                       ###